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                     QUESTIONS AND ANSWERS FOR SHAREHOLDERS
                       OF HOUSTON INDUSTRIES INCORPORATED
                  ABOUT THE ACQUISITION OF NORAM ENERGY CORP.

     At a special meeting of shareholders scheduled to be held on December 17, 1996, you will be asked to vote on the adoption and approval of the Agreement and Plan of Merger (the "Merger Agreement") between Houston Industries Incorporated and certain of its subsidiaries, including Houston Lighting & Power Company ("HL&P"), and NorAm Energy Corp. Because of the complexity of the issues detailed in the accompanying Joint Proxy Statement/Prospectus, we are providing this guide, in question-and-answer format, to help explain some of the most important points of the acquisition. This information does not purport to be complete and does not serve as a substitute for your reading the Joint Proxy Statement/Prospectus. The information below is qualified in its entirety by reference to the Joint Proxy Statement/Prospectus.

Q:  WHAT AM I BEING ASKED TO VOTE ON?
A:  The boards of directors of Houston Industries Incorporated ("Houston
     Industries") and NorAm Energy Corp. ("NorAm") have agreed that NorAm should be acquired by Houston Industries. The NorAm acquisition will occur under the terms of the Merger Agreement. You are being asked to approve the Merger Agreement, the acquisition and the other transactions provided for in the Merger Agreement. The Houston Industries Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that shareholders vote FOR the adoption and approval of the Merger Agreement.

Q:  WHO IS NORAM ENERGY CORP.?
A: NorAm is a company principally engaged in the distribution and transmission of natural gas. NorAm is the third-largest natural gas utility in the United States, serving 2.7 million residential and business customers in six states through its Entex, Arkla and Minnegasco gas distribution divisions. NorAm also is a major natural gas pipeline and energy marketer, providing natural gas marketing, gathering, storage and transportation services as well as wholesale electric power marketing. Its international strategy focuses on Mexico and Latin America. NorAm's corporate headquarters are located in Houston and it has principal offices in Shreveport, Little Rock and Minneapolis.

Q:  HOW WILL THE NORAM ACQUISITION AFFECT THE TWO COMPANIES?
A: As a result of the NorAm acquisition, Houston Industries and HL&P will be combined and NorAm will become a wholly owned subsidiary of new Houston Industries. The Merger Agreement provides that one of two alternative structures could be used rather than the above structure in certain circumstances.

Q:  WHAT WILL BE THE DIFFERENCE BETWEEN THE OLD HOUSTON INDUSTRIES AND THE NEW
     HOUSTON INDUSTRIES?
A: Houston Industries after the NorAm acquisition will be essentially the same as Houston Industries before the NorAm acquisition, except that it will have a new subsidiary, NorAm Energy Corp., and HL&P will be a division of Houston Industries instead of a subsidiary. Its common stock will still be listed on the New York, the Chicago and the London stock exchanges. With the acquisition of NorAm, the nature of Houston Industries' business will expand into local gas distribution, pipelines and the marketing and trading of gas and electricity.

Q:  WHAT WILL HAPPEN TO SHARES I OWN IN HOUSTON INDUSTRIES AND TO SHARES OF
     NORAM COMMON STOCK?
A: Your Houston Industries shares will automatically be converted into shares of the new Houston Industries on a one-for-one basis. You will continue to own the same number of shares and you DO NOT have to send in your certificates to receive new certificates. NorAm stockholders will be able to elect, subject to proration, to receive Houston Industries common stock and/or cash for their shares. Houston Industries will pay approximately 50% in cash and 50% in stock to acquire NorAm.
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Q:  WHEN WILL THE NORAM ACQUISITION BECOME EFFECTIVE?
A: We expect that the NorAm acquisition will close before the end of the first quarter of 1997. In addition to your approval and the approval of NorAm's stockholders of the Merger Agreement, favorable action must be obtained from various regulatory authorities, including the Securities and Exchange Commission, the Federal Trade Commission and the U.S. Department of Justice, the utility regulatory commissions of Arkansas, Louisiana, Minnesota, Oklahoma and Mississippi, and four municipalities, including the City of Houston.

Q:  WHY IS HOUSTON INDUSTRIES ACQUIRING NORAM?
A: The directors of Houston Industries and NorAm believe that the NorAm acquisition will position the combined company as a leading national and international energy competitor with both gas and electric capabilities. The NorAm acquisition offers the following significant strategic and financial benefits to Houston Industries and its shareholders, as well as to its employees and customers:

     - NorAm brings to the combined companies more than 2.1 million additional retail distribution customers.

     - NorAm has a fast-growing gas and electric wholesale trading organization, which can be combined with HL&P's electric power expertise to build a leading wholesale energy trading and risk management business.

     - NorAm's international strategy, with its emphasis on gas transmission and distribution, complements Houston Industries' international strategy, which is focused on power plant development and acquisition of electric distribution systems.

Q:  WHAT ARE THE TAX CONSEQUENCES TO HOUSTON INDUSTRIES SHAREHOLDERS?
A: The exchange of your Houston Industries shares for new Houston Industries shares will be tax-free.

Q:  IS MY VOTE IMPORTANT?
A: YES. In order for the Merger Agreement to be approved, affirmative votes must be received from the holders of more than 66 2/3% of the outstanding shares of Houston Industries common stock. Your failure to vote, therefore, is effectively a vote against the NorAm acquisition. Abstentions from voting are counted as votes against the NorAm acquisition. WE URGE YOU TO SEND IN YOUR PROXY AS EARLY AS POSSIBLE.

Q:  HOW CAN I VOTE IF MY SHARES ARE HELD BY MY BROKER "IN STREET NAME"?
A: Your broker is required to send you a Joint Proxy Statement/Prospectus and form of proxy or ballot. You must execute the form of proxy as instructed and return it to your broker. Your broker can only vote your shares if he has written instructions from you. Absent your instructions, your shares will NOT be voted. WE URGE YOU TO SEND YOUR PROXY TO YOUR BROKER AS EARLY AS POSSIBLE.

Q:  IS THERE SOMEONE I CAN CALL FOR MORE INFORMATION OR IF I MISPLACE MY PROXY?
A: You should call Houston Industries' proxy solicitor, Morrow & Co., at their toll-free number, 1-800-662-5200; and of course, you are always welcome to call Houston Industries' Investor Services Department at 1-800-231-6406 or 713-207-3060.

SHAREHOLDERS ARE URGED TO CAREFULLY REVIEW THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE PROXY CARD DELIVERED HEREWITH.

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